EXHIBIT 99.1

Technology Applications International Corporation Announces Share Exchange, Buyback and Retirement of 68,666,119 Shares, Reducing Outstanding Shares by Almost 58%

AVENTURA, FL August 28,2014/ PR Newswire-Technology Applications International Corporation (the “Company” or “NUUU”)(OTC BB: NUUU) has announced it has reached agreements with three shareholders, including the current CEO of the Company, to exchange, or buy back and retire a total of 68,666,119 shares of common stock, which represents 57.86% of the total outstanding shares of the Company.  As a result, the Company will have a total of 50,000,000 shares issued and outstanding.

Charles J. Scimeca, NUUU’s CEO stated, “Our management team has determined that the purchase and retirement of these shares is an integral step towards accomplishing the larger goals of our company. We recognize the value of this action to the company as it positions us for future growth and further expansion while maintaining value for our shareholders.”

About Technology Applications Corporation

NUUU has two wholly-owned subsidiaries, Renuéll Int’l, Inc. and NueEarth, Inc.

NUUU's Renuell Int'l, Inc. is launching its REJUVEL brand of technologically advanced breakthrough anti-aging skin care products that is made possible because of its exclusive license with the National Aeronautics and Space Administration (“NASA”), and the administrators of the Tulane Educational Fund under U.S. patent no. 6,730,498. REJUVEL anti-aging products use three-dimensional biomolecules created in a simulated microgravity, in NASA developed bio-reactors, to create high quality skin care products that promote the bodies own healing mechanisms. All products are “Space Certified” and are recognized by the Space Foundation as technology that has been developed in outer space. The Space Foundation Seal will appear on all our products.

NUUU’s NueEarth, Inc., subsidiary is engaged in the development of environment solutions using electron particle beam technology (E-Beam). The E-Beam works by using an electron beam particle accelerator unit that creates high energy electrons which produce free radicals in the waste water leading to decomposition of organic compounds (pollutants). We plan to develop various applications to use the E-Beam technology for removal of pollutants from wastewater, drinking water, municipal sludge and fracking liquids.

We will update our shareholders and the public on company developments through additional press releases as events warrant.

For more information about NUUU please visit the corporate websites at: www.tapplic.com and www.rejuvel.com.

Notice Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. In addition, description of anyone’s past success, either financial or strategic, is no guarantee of success. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:

Technology Applications International Corporation (NUUU)

Charles J. Scimeca, (800) 670-0448

President and CEO

info@tapplic.com

www.rejuvel.com

      Space Foundation